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                                                                     EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT

                           OF THE AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SIMPLEX SOLUTIONS, INC.

        Simplex Solutions, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        I. The amendment to the Corporation's Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by a majority of the holders of the Common Stock and a majority of the holders of the Preferred Stock, voting as separate classes, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

        II. The first paragraph of Article IV, Section A of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:


        "A. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Fifty-Eight Million (58,000,000) shares. Forty-Four Million (44,000,000) shares shall be designated as Common Stock and Fourteen Million (14,000,000) shares shall be designated as Preferred Stock, each with a par value of $0.001.


            Immediately upon the effectiveness of this amendment of the Amended and Restated Certificate of Incorporation, each two (2) outstanding shares of Common Stock shall, without further action by the Corporation or the holder thereof, be changed and converted into one (1) share of Common Stock."

        III. The second paragraph of Article IV, Section B(3)(a) of the Corporation's Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:


        "A. Each share of Series A, Series B, Series C, Series D and Series E Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B, Series C, Series D and Series E Preferred upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting




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pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in aggregate gross cash proceeds to the corporation in excess of $7,500,000 and the public offering price of which is not less than $4.00 per share (adjusted to reflect stock splits, stock dividends and recapitalizations).

        IN WITNESS WHEREOF, Simplex Solutions, Inc. has caused this Certificate to be executed by its authorized officer, on this _____ day of __________, 2001.


                                      SIMPLEX SOLUTIONS, INC.
                                      a Delaware corporation


                                      By:
                                         ------------------------------
                                                Penelope Herscher
                                             Chief Executive Officer


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